EXHIBIT (10.1)






               Employment Contract - Alyn V. Essman

                  EMPLOYMENT AGREEMENT

     AGREEMENT, dated February 8, 1998, between CONSUMER PROGRAMS
INCORPORATED, a Missouri corporation (the "Corporation"), and Alyn
V. Essman (the "Executive").

     WHEREAS, the Corporation currently employs the Executive in the capacity of Chairman of the Board and Chief Executive Officer, and the Executive is one of the key executives of the Corporation;

     WHEREAS, there is much competition for the type of business performed by the Corporation in the locales in which the Corporation operates, and the Corporation and Executive acknowledge that the Corporation is active in the product markets in which it competes;

     WHEREAS, Executive, during his or her employment, has been and will be entrusted with confidential information;

     WHEREAS, Executive and the Corporation recognize and acknowledge that, to ensure the continued growth and stability of the Corporation, it is necessary to obtain an agreement from Executive not to compete with the Corporation and not to disclose confidential information of the Corporation; and

     WHEREAS, the Corporation desires that the Executive continue in the employ of the Corporation as a result of his or her experience with the Corporation and his or her potential for making future contributions to the Corporation, and the Executive is willing to make a commitment to remain in such employ upon the terms and subject to the conditions of this Agreement.

     NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the parties hereto hereby agree as follows:

     1. DEFINITIONS.  For purposes of this Agreement:
        (a) "Affiliated Companies" shall mean any corporation (or other business entity) controlling, controlled by or under common control with the Corporation.

        (b) "Beneficiary" shall mean the person designated in writing by the Executive as his or her beneficiary under this Agreement, or in the absence of such designation, his or her estate.

        (c) Cause shall mean:

            (1) prior to a Change of Control, (i) conduct or activity of the Executive materially detrimental to the Corporation's reputation or business (including financial) operations; (ii) gross or habitual neglect or breach of duty or
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misconduct of the Executive in discharging the duties of his or her position; or (iii) prolonged absence by the Executive from his or her duties (other than on account of illness or disability) without the consent of the Corporation.

            (2) after a Change of Control, (i) an act or acts of dishonesty on the Executive's part which are intended to result in his or her substantial personal enrichment at the expense of the Corporation; (ii) any material violation by the Executive of his or her obligations and covenants pursuant to this Agreement which is demonstrably willful and deliberate on the Executive's part and which results in material injury to the Corporation; or (iii) the conviction of Executive of a felony or of a crime involving moral turpitude.

        (d) A "Change of Control" shall mean a change in control of a nature that would be required to be reported in response to Item 1(a) of the Current Report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended ("Exchange Act") or would have been required to be so reported but for the fact that such event had been "previously reported" as that term is defined in Rule 12b-2 of Regulation 12B of the Exchange Act unless the transactions that give rise to the change in control are approved or ratified by a majority of the members of the Incumbent Board of CPI Corp. who are not employees of the Corporation; provided that, without limitation, notwithstanding anything herein to the contrary, such a change in control shall be deemed to have occurred if (a) any Person is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of CPI Corp. representing 40% or more of the combined voting power of CPI Corp.'s then outstanding securities ordinarily (apart from rights accruing under special circumstances) having the right to vote at elections of directors ("Voting Securities"), (b) individuals who constitute the Board of CPI Corp. on the date hereof (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by CPI Corp.'s shareholders, was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of CPI Corp. in which such person is named as a nominee for director, without objection to such nomination) shall be, for purposes of this clause (b), considered as though such person were a member of the Incumbent Board, or (c) approval by the stockholders of CPI Corp. of a reorganization, merger or consolidation, in each case, with respect to which persons who were the stockholders of CPI Corp. immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own, directly or indirectly, more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company's then
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outstanding voting securities, or a liquidation or dissolution of
CPI Corp. or of the sale of all or substantially all of the assets of CPI Corp. For purposes of this Agreement, the term "Person" shall mean and include any individual, corporation, partnership, group, association or other "person," as such term is used in
Section 14(d) of the Exchange Act, other than CPI Corp., the Corporation or an Affiliated Company or any employee benefit plan(s) sponsored or maintained by the Corporation or any Affiliated Company.

        (e) "Code" shall mean the Internal Revenue Code of 1986, as may be amended from time to time.

        (f) "Continuing Directors" shall have the meaning set forth in Paragraph 3(G) of Article Ten of CPI Corp.'s Certificate of
Incorporation.

        (g) "Fiscal Year" shall mean the Fiscal Year of the Corporation.

        (h) "Permanent Disability" shall mean the inability of Executive to perform the services contemplated by Section 4 hereof for a period of at least one hundred eighty (180) consecutive calendar days or for thirty-five (35) weeks (whether or not consecutive) in any twelve (12) month period on account of any sickness, injury or other infirmity or disability.

        (i) "Retirement" shall mean the Executive's voluntary or involuntary termination of employment with the Corporation except for termination on account of (A) Cause as defined in Subsection 6(b) hereof, (B) death or (C) Permanent Disability before attaining age sixty-five (65).

        (j) "Term of Employment" shall have the meaning set forth in Section 3 hereof.

        (k) "Vesting Percentage" shall mean the percentage of Supplemental Retirement Benefits, death benefits, and disability benefits in which Executive has a nonforfeitable interest (except in the event of termination for Cause) based upon the number of Years of Service Executive has completed, determined as follows:











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
          COMPLETED YEARS       VESTING
            OF SERVICE         PERCENTAGE
          ---------------      ----------
                0                   0%
                1                  10%
                2                  20%
                3                  30%
                4                  40%
                5                  50%
                6                  60%
                7                  70%
                8                  80%
                9                  90%
               10                 100%

Notwithstanding anything herein to the contrary, if Executive's employment with the Corporation terminates following a Change of Control, unless such termination is for Cause, for purposes of Subsections 5(g), 5(h), and 5(i) of this Agreement Executive shall be deemed to have completed ten (10) Years of Service and his or her Vesting Percentage shall be deemed to be 100%.

        (l) "Year of Service" shall mean any Fiscal Year during which the Executive has worked for the Corporation at least one thousand (1,000) hours, including Fiscal Years prior to the effective date of this Agreement.

     2. EMPLOYMENT. The Corporation hereby employs and engages the services of the Executive as one of its key executives initially in the position of CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER of the Corporation for the Term of Employment set forth in Section
3. The Executive agrees to serve the Corporation for the Term of Employment as provided herein.

     3. TERM OF EMPLOYMENT. The Executive's Term of Employment shall be a period commencing on the date hereof and ending one (1) year thereafter; provided, however, that upon the expiration of the aforesaid period (the "Expiration Date") and upon each anniversary of the Expiration Date, the Term of Employment shall automatically be extended for an additional one (1) year period unless Executive or the Corporation notifies the other in writing at least sixty
(60) days prior to the commencement of such one (1) year period of an intention to terminate this Agreement. Notwithstanding anything herein to the contrary, the Term of Employment shall terminate upon Executive's death or Permanent Disability as set forth in subsection 6(a) hereof or upon the Corporation's termination of Executive's employment for Cause pursuant to subsection 6(b) hereof.

     4. POSITION AND DUTIES.

        (a) Prior to a Change of Control, during the Term of Employment, the Executive shall serve the Corporation in such capacity as the Corporation may determine. After a Change of Control, during the Term of Employment, the Executive's position, authority and responsibilities, the type of work he or she is asked to perform, and the status and stature of the people with whom he or she is asked to work, shall be comparable to that existing with respect to the Executive as of the date immediately prior to the Change of Control, and after a Change of Control the Executive's services shall be performed at the location where the Executive was employed as of the date immediately prior to the Change of Control, or at such other location as may be mutually agreed between the Corporation and the Executive.

        (b) The Executive agrees to devote his or her full business time during normal business hours to the business and affairs of the Corporation (except as otherwise provided herein) and to use his or her best efforts to promote the interests of the Corporation and its Affiliated Companies and to perform faithfully and efficiently the responsibilities assigned to him or her in accordance with the terms of this Agreement to the extent necessary to discharge such responsibilities, except for (i) service on corporate, civic or charitable boards or committees not significantly interfering with the performance of such responsibilities and (ii) periods of vacation and sick leave to which he or she is entitled. It is expressly understood and agreed that the Executive's continuing service on any boards and committees with which he or she shall be connected, as a member or otherwise, as of the date hereof, or any such service approved by the Corporation during the Term of Employment, shall not be deemed to interfere with the performance of the Executive's services to the Corporation pursuant to this subparagraph 4(b).

     5. COMPENSATION AND OTHER CONDITIONS OF EMPLOYMENT.

        (a) BASE SALARY. During the Term of Employment, the Executive shall receive an annual base salary (the "Base Salary"), in equal installments payable weekly or at such other intervals as salary is normally paid by the Corporation to its employees, at an annual rate established by the Corporation and any Affiliated Companies as of the date hereof. The Base Salary shall be reviewed at least once each year and may be increased at any time and from time to time by action of the Board of Directors of CPI Corp., any committee thereof or any individual having authority to take such action, in accordance with the Corporation's regular practices.
Any increase in the Base Salary shall not serve to limit or reduce any other obligation of the Corporation hereunder, and after such increase the Base Salary shall not be reduced from such increased level.

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        (b) ANNUAL BONUS.  After a Change of Control, in addition
to the Base Salary, the Executive shall be awarded for each Fiscal Year during the Term of Employment an annual bonus (the "Annual Bonus") (pursuant to any bonus plan or program of the Corporation, any incentive plan or program of the Corporation, or otherwise) in cash at least equal to the highest bonus paid or payable to the Executive in respect of any of the Fiscal Years during the three Fiscal Years immediately prior to the date of the Change of Control. Prior to a Change of Control, the amount of the Executive's Annual Bonus shall be determined in accordance with the Corporation's regular practice.

        (c) OTHER COMPENSATION PLANS. After a Change of Control, in addition to the Base Salary and Annual Bonus payable as hereinabove provided, during the Term of Employment, the Executive shall be entitled to participate in all other compensation plans and programs, including, without limitation, savings plans, stock option plans, and retirement plans of the Corporation and its Affiliated Companies (collectively, the "Savings Plans"), on a basis at least equivalent to that provided by the Corporation and its Affiliated Companies to the Executive under such programs immediately prior to the date of the Change of Control. Prior to a Change of Control, the Executive's entitlement to participate in the Savings Plans shall be determined in accordance with the Corporation's regular practice. Prior to a Change of Control, nothing herein shall be construed to prevent the Corporation from amending or altering any such plans in accordance with the terms thereof. All agreements between the Corporation and the Executive existing on the date hereof providing for special pension, retirement or similar benefits are continued by this Agreement.

        (d) BENEFIT PLANS. After a Change of Control, during the Term of Employment, the Executive, his or her spouse, or his or her dependents, as the case may be, shall be entitled to receive all amounts which he or she, his or her spouse or his or her dependents are or would have been entitled to receive as benefits under all other benefit plans of the Corporation and its Affiliated Companies, including, without limitation, medical, dental, disability, group life, accidental death and travel accident insurance plans and programs (collectively, the "Benefit Plans") on a basis at least as favorable to the Executive as on the date immediately prior to the date of the Change of Control. Prior to a Change of Control, the Executive's and such other persons' entitlement to participate in the Benefit Plans shall be determined in accordance with the Corporation's regular practice.

        (e) EXPENSES. During the Term of Employment, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the regular policies and procedures of the Corporation.

        (f) OFFICE AND SUPPORT STAFF. After a Change of Control the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to secretarial and other assistance, at least equal to those provided to the Executive as of the date immediately prior to the date of the Change of Control.

        (g) DEATH BENEFITS. In the event of Executive's death after completion of at least ten (10) Years of Service, unless (1) Executive's employment with the Corporation was terminated for Cause or (2) Executive (or his or her Beneficiary) is entitled to receive Supplemental Retirement Benefits pursuant to subsection 5(i), the Corporation shall pay to Executive's Beneficiary an annual death benefit equal to forty percent (40%) (but not to exceed $150,000) of the highest annual Base Salary paid to Executive from and after fiscal year 1997 (as defined in subsection 5(a) hereof) for the Fiscal Year of his or her termination of employment with the Corporation, payable in equal monthly installments, commencing with the month following the month of Executive's death and ending with the two-hundred fortieth (240th) month following the month of Executive's death. In the event that Executive dies before age 65 but has not completed at least ten
(10) Years of Service with the Corporation, death benefits shall be reduced to an amount equal to the benefits determined under the preceding sentence multiplied by the Vesting Percentage applicable to Executive.

        (h) DISABILITY BENEFITS. In the event of Executive's Permanent Disability prior to attaining age 65 and prior to termination of employment with the Corporation, unless Executive's employment with the Corporation was terminated for Cause, the Corporation shall pay Executive annual disability benefits equal to forty percent (40%) (but not to exceed $150,000) of the highest annual Base Salary paid to Executive from and after fiscal year 1997 for the Fiscal Year in which the Executive terminated employment with the Corporation, payable in equal monthly installments, commencing with the month following the month in which Executive terminated employment as a result of Permanent Disability and ending on the earlier of (i) the month in which Executive reaches age 65 or (ii) the month of his or her death.
In the event that at the time of Permanent Disability Executive has not completed at least ten (10) Years of Service, the disability benefits shall be reduced to an amount equal to the benefits determined under the preceding sentence multiplied by the Vesting Percentage applicable to Executive. Disability benefits pursuant to this subsection (h) shall be reduced by any amounts paid to Executive under the Corporation's long-term disability insurance policy, but shall not be reduced for any payments received by Executive from Social Security or from any disability insurance coverage individually owned by Executive.

        (i) SUPPLEMENTAL RETIREMENT BENEFITS.

            (1) In the event of Executive's Retirement after completion of at least ten (10) Years of Service, unless Executive's employment with the Corporation was terminated for Cause, the Corporation shall pay Executive retirement benefits for twenty (20) years in an annual amount equal to forty percent (40%) (but not to exceed $150,000) of the highest annual Base Salary paid to Executive from and after fiscal year 1997 for the Fiscal Year of his or her Retirement ("Supplemental Retirement Benefits"). In the event of Executive's Retirement before completion of ten (10) Years of Service, Corporation shall pay Executive retirement benefits on the same terms as set forth in the preceding sentence except that retirement benefits shall be reduced to an amount equal to Supplemental Retirement Benefits multiplied by the Vesting Percentage.

            (2) Supplemental Retirement Benefits shall be payable in two hundred forty (240) equal monthly installments commencing with the month following the later of (i) the month of Executive's Retirement or (ii) the month during which Executive reaches age sixty-five (65). If Executive dies prior to the end of the two hundred forty (240) month period during which Supplemental Retirement Benefits are payable, Supplemental Retirement Benefits shall be payable during the remainder of such 240-month period to his or her Beneficiary.

            (3) Notwithstanding anything herein to the contrary, in the event of Executive's termination of employment with the Corporation prior to attaining age 65 as a result of Permanent Disability, if Executive attains age 65 and his or her employment with the Corporation was not terminated for Cause, the Corporation shall pay to Executive the Supplemental Retirement Benefits set forth in this Subsection 5(i) in accordance with Executive's Vesting Percentage, commencing as of the month following the month in which Executive attains age 65; provided, however, that any Supplemental Retirement Benefits paid pursuant to this sentence shall be reduced by any amounts paid to Executive under the Corporation's long-term disability insurance policy (but shall not be reduced for any payments received by Executive from Social Security or from any disability insurance coverage individually owned by Executive) for the same period.

        (j) SURVIVABILITY OF DEATH AND SUPPLEMENTAL RETIREMENT BENEFITS. In the event of Executive's Retirement or death, Executive's entitlement to death benefits pursuant to Subsection 5(g) hereof and Supplemental Retirement Benefits pursuant to Subsection 5(i) hereof shall survive the Term of Employment and Executive or his or her Beneficiary shall be entitled to such death benefits and Supplemental Retirement Benefits based on the same terms and conditions as would have been applicable had his or her death or Retirement, as the case may be, occurred during the Term of Employment.

     6. TERMINATION OF EMPLOYMENT.

        (a) DEATH OR PERMANENT DISABILITY. Except for the obligations of the Corporation set forth in this Subsection 6(a), this Agreement shall terminate automatically upon the Executive's death or Permanent Disability. In the event of such termination, the Corporation shall pay to the Executive's Beneficiary or, in the event of Permanent Disability, the Executive or his or her legal representative, all benefits and Base Salary accrued through the date of termination, including, without limitation, amounts payable under any plan referred to in Subsection 5(d) plus any benefits to which Executive may be entitled pursuant to Subsection 5(g), Subsection 5(h) or Subsection 5(i) hereof.

        (b) CAUSE. The Corporation may terminate the Executive's employment for Cause. If the Executive's employment is terminated for Cause, the Corporation shall pay the Executive his or her full accrued Base Salary through the effective date of the termination of his or her employment (which shall be no earlier than the date of receipt of notice thereof) at the rate in effect at the time of such termination, and the Corporation shall have no further obligations to the Executive under this Agreement.

        (c) NOTIFICATION PRIOR TO ONE YEAR EXTENSION. Either Executive or the Corporation may terminate this Agreement by notifying the other party in writing of an intention to do so at least sixty (60) days prior to the commencement of a one-year extension period described in Section 3 hereof.

        (d) PAYMENTS FOR INVOLUNTARY TERMINATION WITHOUT CAUSE.

            (1) If prior to a Change of Control (i) the Corporation terminates Executive's employment (other than for Cause pursuant to subsection 6(b) hereof), or (ii) the Executive's employment terminates by reason of the Corporation's termination of this Agreement pursuant to subsection 6(c)hereof, the Corporation shall pay Executive following such involuntary termination his or her full accrued Base Salary through the date of termination of employment plus an amount equal to fifty percent (50%) of Executive's Base Salary for the fiscal year in which termination occurs, payable in twenty-six (26) equal weekly installments or at such other intervals as salary is normally paid by the Corporation to its employees. The payment pursuant to this Subsection 6(d)(1) and any payments to which Executive may be entitled pursuant to Subsections 5(g), 5(h), and 5(i) shall be in full discharge of any claims, actions, demands or damages of every nature and description which Executive might have or might assert against the Corporation or any Affiliated Company in connection with or arising from the termination of Executive's employment or the termination of this Agreement.

            (2) If following a Change of Control (i) the
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Corporation terminates Executive's employment (other than for Cause pursuant to Subsection 6(b) hereof), or (ii) the Executive's employment terminates by reason of the Corporation's termination of this Agreement pursuant to subsection (c) hereof, the Corporation shall, at the time of such involuntary termination, make a lump sum cash payment to Executive equal to 200% of his or her Base Salary for the Fiscal Year of termination. In addition to the payment pursuant to this Subsection 6(d)(2) and any payments to which Executive may be entitled pursuant to Subsections 5(g), 5(h) and 5(i), Executive shall be entitled to all remedies available under this Agreement or at law in respect of any damages suffered by Executive as a result of an involuntary termination of employment without Cause.

     7. GROSS-UP FOR PARACHUTE TAX.

        (a) GENERAL. In the event that following a Change of Control Executive becomes entitled to any payments (whether pursuant to this Employment Agreement or any other plan, arrangement or agreement) from the Corporation in the nature of compensation ("Parachute Payments") that in the opinion of a certified public accounting firm (selected in the manner set forth in Subsection 7(b)) or that under the provisions of a notice of assessment from the Internal Revenue Service causes imposition of the tax under Section 4999 of the Code or any similar tax that may hereafter be imposed (the "Excise Tax"), the Corporation shall pay Executive, at the time specified in Subsection 7(d), the Gross-Up Payment (as determined in accordance with Subsection 7(c)).

        (b) SELECTION OF C.P.A. Within fifteen (15) days after any termination of Executive's employment following a Change of Control, the majority of the Continuing Directors as of the date immediately prior to the Change of Control shall select a certified public accounting firm (the "C.P.A.") to determine the amount, if any, of the Excise Tax and the amount, if any, of the Gross-Up Payments.

        (c) AMOUNT OF GROSS-UP PAYMENTS.

            (1) The Gross-Up Payments shall be in an amount such that the net amount retained by Executive with respect to the Parachute Payments and Gross-Up Payments, after deduction of any Excise Tax to which the Parachute Payments may be subject and any federal, state, and local income taxes and Excise Tax upon the Gross-Up Payments, shall be equal to the gross amount of the Parachute Payments.

            (2) For purposes of determining the amount of the Gross-Up Payments, Executive shall be deemed to pay federal income taxes at the applicable rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the applicable rate of taxation for the calendar year in which the Gross-Up Payment is to be made.

            (3) In the event that the Excise Tax is subsequently determined to exceed the amount taken into account at the time the Gross-Up Payment is made pursuant to Subsection 7(d)(1) hereof (including any excess attributable to any Parachute Payments the existence or amount of which could not be accurately determined at the time of the Gross-Up Payment), the Corporation shall make an additional Gross-Up Payment in respect of such excess (plus any interest and addition to tax payable with respect to such excess) within fifteen (15) days after the amount of such excess is determined by the C.P.A. or by the Internal Revenue Service (the "IRS") in a notice of assessment.

        (d) TIMING OF GROSS-UP PAYMENTS. Gross-Up Payments other than Gross-Up Payments pursuant to Subsection 7(c)(3) shall be paid not later than forty-five (45) days following payment of any Parachute Payments to which the Gross-Up Payments are attributable; provided, however, that if the amount of such Gross-Up Payment or portion thereof cannot be finally determined on or before such day, the Corporation shall pay to Executive on such day an estimate, as determined in good faith by the Corporation, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the applicable federal rate provided in Section l274(d) of the Code) as soon as the amount thereof can be determined by the C.P.A., but in no event later than forty-five
(45) days after payment of such Parachute Payments.

        (e) CORPORATION'S RIGHT TO DESIGNATE TAX REPRESENTATIVE; ASSIGNMENT OF REFUND PROCEEDS. If the IRS proposes an assessment of the Excise Tax against Executive or proposes an additional assessment of Excise Tax in excess of the amount previously reported by Executive:

            (1) Executive shall within five (5) days after receipt from the IRS of notice of the proposed Excise Tax assessment notify the Corporation in writing and furnish the Corporation with copies of all correspondence from the IRS relating to the proposed Excise Tax assessment.

            (2) The Corporation shall be authorized to designate an attorney and/or accountant (the "Tax Representative") to serve as Executive's exclusive representative with respect to all proceedings with the IRS relating to the proposed Excise Tax assessment, including but not limited to negotiating a settlement or compromise of the proposed Excise Tax assessment, filing a claim for refund with respect thereto, and seeking judicial review of any disallowance of a claim for refund. Executive hereby agrees to execute an appropriate power of attorney authorizing the Tax Representative to represent Executive with respect to the Excise Taxes. Executive further agrees to take any other appropriate actions reasonably requested by the Tax Representative in connection therewith; provided, however, that the Corporation shall reimburse Executive for any expenses incurred by Executive as a result of compliance with such requests.

            (3) If the Tax Representative files a claim for refund of Excise Taxes with respect to which the Corporation has made a Gross-Up Payment and such refund claim is allowed by the IRS or by the final judgment of a court of competent jurisdiction, Executive shall endorse the refund check payable to the Corporation and shall send the refund check to the Corporation not later than five (5) days after receipt from the IRS.

            (4) If the Corporation designates a Tax Representative, the Corporation shall pay all of his or her professional fees and expenses and hold Executive harmless from any claims in connection therewith. The Tax Representative shall keep Executive timely informed of all significant developments in the Excise Tax matter and shall send to Executive copies of all correspondence relating thereto.

            (5) Notwithstanding anything herein to the contrary, if the Corporation is in material breach of any of its obligations pursuant to this Agreement, the Corporation's rights pursuant to this Subsection 7(e) shall be extinguished and Executive shall have the right to revoke any power of attorney executed pursuant to this Subsection 7(e).

     8. NO OBLIGATION TO MITIGATE DAMAGES. The Executive shall not be obligated to mitigate any damages by seeking other employment or otherwise, and no amount payable hereunder and no benefit or service credit for benefits shall be reduced in the event that the Executive shall accept alternative employment.

     9. BENEFITS PAYABLE ONLY FROM CORPORATE ASSETS.

        (a) NO TRUST. Nothing contained in this Agreement, and no action taken pursuant to its provisions by either party hereto shall create, or be construed to create, a trust of any kind, or a fiduciary relationship between the Corporation and the Executive or his or her Beneficiary.

        (b) EXECUTIVE'S STATUS AS UNSECURED GENERAL CREDITOR. The payment of any benefits hereunder to the Executive or his or her Beneficiary shall be made from assets which shall continue, for all purposes, to be a part of the general assets of the Corporation; no person shall have or acquire any interest in such assets by virtue of the provisions of this Agreement. To the extent that the Executive or his or her Beneficiary acquires a right to receive payments from the Corporation under the provisions hereof, such right shall be no greater than the right of any unsecured general creditor of the Corporation.

        (c) RECOVERY OF COST OF PROVIDING BENEFITS. In the event that, in its discretion, the Corporation purchases an insurance policy insuring the life of the Executive to enable the Corporation to recover, in whole or in part, the cost of providing any benefits hereunder, neither the Executive nor his or her Beneficiary under this Agreement shall have or acquire any rights whatsoever therein. The Corporation shall be the sole owner and beneficiary of any such policy and, as such, shall possess and may exercise all incidents of ownership therein.

    10. DETERMINATION OF BENEFITS AND CLAIMS PROCEDURE. The Corporation shall make all determinations as to rights to benefits under this Agreement. Subject to and in compliance with the specific procedures contained in the applicable regulations promulgated under the Employee Retirement Income Security Act of 1974, as amended: (i) any decision by the Corporation denying a claim for benefits under this Agreement by the Executive or his or her Beneficiary shall be stated in writing by the Corporation and delivered or mailed to the claimant; (ii)each such notice shall set forth the specific reasons for the denial, written to the best of the Corporation's ability in a manner that may be understood without legal or actuarial counsel; and (iii)the Corporation shall afford a reasonable opportunity to the claimant whose claim for benefits has been denied for a review of the decision denying such claim.

    11. NON-EXCLUSIVITY OF RIGHTS. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Corporation or any Affiliated Companies and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any other agreements with the Corporation or any Affiliated Companies. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Corporation or any Affiliated Companies shall be payable in accordance with the terms of such plan or program.

    12. FULL SETTLEMENT. After a Change of Control, the Corporation's obligation to make the payments provided for herein and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Corporation may have against the Executive or others. Unless it is finally determined by a court of competent jurisdiction after all available appeals that the Corporation has validly terminated the Executive's employment for Cause, the Corporation agrees to pay, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Corporation or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof, plus, in each case, interest compounded quarterly, on the total unpaid amount determined be payable hereunder, such interest to be calculated on the basis of the prime commercial lending rate announced by Mercantile Bank, N.A. in effect from time to time, for the period commencing on the date of such contest and ending on the date on which the Corporation shall pay such amount.

    13. COVENANTS.

        (a) NON-COMPETITION.

            (1) Executive recognizes that during the course of Executive's employment with the Corporation, Executive has been and will be instructed about and become acquainted with confidential information of the Corporation, including, without limitation, customer lists, methods of sales, the existence and contents and terms of this Agreement, methods of sales procurement, sales procurement techniques, sales procedures and equipment/supply information, equipment and supply acquisition procedures and processes and sources, customer evaluation procedures, customer maintenance and supply maintenance procedures and corresponding information relating to persons, firms and corporations which are or may become customers of the Corporation and, further, companies from which the Corporation obtains various products and supplies for sale, resale and distribution to customers of the Corporation. This confidential information further includes, but is not limited to, customer identity, supplier identity and terms, purchase terms, sales techniques, purchase conditions and rates, customer needs, billing procedures and processes, contacts and customer information. Further, Executive agrees and acknowledges that the development and assemblage and maintenance of the customer base of the Corporation has taken extraordinary time, money, resources, training, and effort by the Corporation and its employees.

            (2) Executive agrees that he or she will not during the Term of Employment and for a period of two (2) years following cessation of his or her employment at the Corporation ("Restricted Period"), for any cause or reason, directly or indirectly:

                (A) engage in any business in competition with the Corporation and its Affiliates or supply and sell to present customers, former customers and prospects of the Corporation and its Affiliates; or

                (B) own, manage, operate, control, advise, be employed by, consult, or materially participate in, or be materially involved in any manner with the ownership, management, operation or control of, individually or through any other entity or device, any business that competes with the business then conducted by the Corporation or any Affiliate; provided, however, that mere ownership as an investor of not more than five percent (5%) of the securities of a corporation or other business enterprise shall not in and of itself be deemed to violate this
Section 13(b)(2)(B).

        (b) NONDISCLOSURE OF CONFIDENTIAL INFORMATION.

            (1) Executive will not, except as authorized by the Corporation in writing, during or at any time after the termination of Executive's employment with the Corporation, directly or indirectly, use for himself or herself or others, or disclose, communicate, divulge, furnish to, or convey to any other person, firm, or corporation, any secret or confidential information, knowledge or data of the Corporation or that of third parties obtained by Executive during the period of his or her employment with the Corporation. Such information, knowledge or data includes, without limitation, the following:

                (A) Secret or confidential matters of a technical nature such as, but not limited to, methods, know-how, formulations, compositions, processes, discoveries, machines, inventions, computer programs, and similar items or research projects involving such items,

                (B) Secret or confidential matters of a business nature such as, but not limited to, marketing policies or strategies, information about costs, price lists, purchasing and purchasing policies, profits, market, sales or lists of customers, customer history information, and

                (C) Secret or confidential matters pertaining to future developments such as, but not limited to, research and development or future marketing or merchandising.

            (2) Executive, upon termination of his or her employment with the Corporation, or at any other time upon the Corporation's request, shall deliver promptly to the Corporation all manuals, letters, notes, notebooks, reports, formulations, computer programs and similar items, memoranda, lists of customers, customer history information and all other materials and copies thereof relating in any way to the Corporation's business and in any way obtained by Executive during the term of employment with the Corporation which are in his or her possession or under his or her control; and Executive will not make or retain any copies of any of the foregoing and will so represent to the Corporation upon termination of his or her employment.

                (c) INDUCEMENT.

                    (1) Executive agrees that during the Term of Employment and during the Restricted Period, Executive shall not use any confidential information for the purposes of inducing or attempting to induce any present, former, or prospective customer of the Corporation or its Affiliates to become a customer of

Executive or any person, firm, or corporation, or business association with which Executive is affiliated in any capacity with respect to the markets supplied by the Corporation or its Affiliates.

                    (2) Executive agrees that during the Term of Employment and during the Restricted Period, Executive shall not directly or indirectly solicit for employment or employ any of the Corporation's employees to work for Executive or any business association with which/whom Executive is affiliated, or to work for any other company in the markets supplied by the Corporation or its Affiliates.

                (d) INTEREST OF PARTIES. Executive agrees that the duration of the limitations set forth in this Section 13 are reasonable under the circumstances, considering Executive's position with the Corporation and other relevant factors, and that this will not constitute a serious handicap to Executive in securing future employment.

                (e) DISCLOSURE TO CORPORATION. Executive shall promptly communicate and disclose to the Corporation all information, observations and data obtained by Executive in the course of Executive's employment. All written materials, records and documents made by Executive or coming into Executive's possession during the Term of Employment concerning any inventions, products, processes or equipment, manufactured, used, developed, investigated or considered by the Corporation or any Affiliated Companies shall be the property of the Corporation, and upon termination of the Term of Employment, or upon request of the Corporation during the Term of Employment, Executive shall promptly deliver the same to the Corporation.

Executive agrees to render to the Corporation such reports of the activities of the business undertaken by Executive or conducted under Executive's direction during the Term of Employment as the Corporation may reasonably request.

                (f) INVENTIONS.

                    (1) Executive shall promptly communicate and disclose in writing to the Corporation all those inventions and developments whether patentable or not, as well as patents and patent applications (hereinafter collectively called "Inventions"), made, conceived, developed or purchased by Executive, or under which Executive acquires the right to grant licenses or to become licensed, alone or jointly with others, during the Term of Employment, which have arisen or may arise out of Executive's employment, or relate to any matters pertaining to, applicable to, or useful in connection with, the business or affairs of the Corporation or any Affiliated Companies. All of Executive's right, title and interest in, to and under all such inventions, licenses and rights to grant licenses shall be the sole property of the Corporation. Any such inventions disclosed to anyone by Executive within one (1) year after the termination of the Term of Employment for any cause whatsoever shall be deemed to have been made or conceived by Executive during the Term of Employment.

                    (2) As to all such inventions, Executive shall, upon request of the Corporation, during the Term of Employment or thereafter:
                        (A) Execute all documents which the
                    Corporation shall deem necessary or proper to enable it to establish title to such inventions, or other rights, and to enable it to file and prosecute applications for letters patent of the United States and any foreign country; and

                        (B) Do all things (including the giving
                    of evidence in suits and other proceedings) which the Corporation shall deem necessary or proper to obtain, maintain or to assert patents for any and all such inventions or to assert its rights in any inventions not patented.

All expenses incident to any action required by the Corporation or taken on its behalf pursuant to the provisions of this paragraph shall be borne by the Corporation including without limitation a reasonable payment for Executive's time and expenses involved in case he or she is not then in its employ.

                (g) LITIGATION. Executive agrees that during the Term of Employment or thereafter, Executive shall do all things, including the giving of evidence in suits and other proceedings, which the Corporation shall deem necessary or proper to obtain, maintain or assert rights accruing to the Corporation during the Term of Employment and in connection with which Executive has knowledge, information or expertise. All reasonable expenses incurred by Executive during the Term of Employment or thereafter in fulfilling the duties set forth in this Section, shall be reimbursed by the Corporation to the full extent legally appropriate including, without limitation, a reasonable payment for Executive's time in the event this Agreement has terminated prior to the time Executive renders such assistance, advice and counsel.

     14. EQUITY. The parties hereto agree that the services to be rendered by Executive are special, unique and of an extraordinary character. In the event of the breach by Executive of any of the provisions of this Agreement, the Corporation, in addition and as a supplement to such other rights and remedies as may exist in its favor, may apply to any court of law or equity having jurisdiction to enforce the specific performance of this Agreement, and/or may apply for injunctive relief against any act which would violate any of the provisions of this Agreement.

    15. EFFECT ON PRIOR AGREEMENTS. This Agreement shall supersede and replace any and all prior employment agreements entered into between Executive and the Corporation or any Affiliated Company, including but not limited to that certain Employment Agreement dated February 5, 1995. This Agreement contains the entire understanding of the parties hereto with respect to the subject matter hereof.

    16. NO ASSIGNMENT.

        (a) This Agreement is personal to the Executive and without the prior written consent of the Corporation shall not be assignable by the Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives and Beneficiary.

        (b) This Agreement shall inure to the benefit of and be binding upon the Corporation and its successors. The Corporation shall require any successor to all or substantially all of the business and/or assets of the Corporation, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock, or otherwise, by an agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Corporation would be required to perform if no such succession had taken place.

    17. SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision or clause were omitted.

    18. MISCELLANEOUS.

        (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Missouri, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified other than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

        (b) In the event that litigation is required to enforce any provision of this Agreement, subject to the provisions of Section
12 hereof, the prevailing party shall be entitled to reasonable attorneys fees.

        (c) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

     IF TO THE EXECUTIVE:

          Alyn V. Essman
          21 Somerset Downs Drive
          St. Louis, Missouri  63124

     IF TO THE CORPORATION:

          Consumer Programs, Incorporated
          1706 Washington Avenue
          St. Louis, Missouri  63103

          Attention: Russ Isaak, President

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

        (d) This Agreement contains the entire understanding of the parties hereto with respect to the subject matter hereof.

        (e) The Corporation may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate, all as of the day and year first above written.

CONSUMER PROGRAMS INCORPORATED


BY: /s/ Russell H. Isaak
   ------------------------------
        President



BY: /s/ Alyn V. Essman
   ------------------------------
        Alyn V. Essman